Exhibit 99.1
Meredith To Record One-Time Charge and Tax Benefit
Will result in net increase of $0.03 in fiscal 2007 third-quarter earnings per share

    DES MOINES, Iowa, March 27 /PRNewswire-FirstCall/ -- Meredith Corporation (NYSE: MDP) said today that it will record a one-time pretax charge and realize a one-time tax benefit with the sum of these actions resulting in a net increase of $0.03 in earnings per share in its fiscal 2007 third quarter.

    The one-time $13 million charge (approximately $8 million after-tax) consists of:
--

Approximately $7 million (non-cash) to write off the assets of Child magazine which will transition from a print to an online brand exclusively within Meredith's soon to debut parenthood portal. Most of this charge is related to deferred subscription acquisition costs.

--	A $3 million (non-cash) impairment charge for Meredith's Chattanooga television station (WFLI-TV), which is currently held for sale.
--	$3 million for severance-related costs associated with approximately 60 position eliminations across the company being made today.

    Also, Meredith will record a one-time tax benefit of approximately $9 million in the third quarter of fiscal 2007 due to the resolution of a tax contingency related to a loss on the sale of stock in Craftways, a business sold in fiscal 2003.

    "We continuously review our business activities with the objective of maximizing our performance and growth potential," said Meredith President and CEO Stephen M. Lacy.

    Meredith has made a number of strategic investments in recent years to broaden its audiences; enhance its online and video content creation expertise; expand its distribution platforms; and increase its sales and marketing capabilities. These have included the creation of digital and video content libraries; significant enhancement of its online activities; acquisition of leading-edge interactive marketing firms; expansion of Hispanic market activities; and the establishment of Meredith Video Solutions.

    "These strategic initiatives have enabled us to perform at a very high level and enhance shareholder value," Lacy said. "We anticipate further investments going forward in order to better serve customers and take advantage of these rapidly growing revenue streams."

    Child, one of five magazines acquired by Meredith from Gruner + Jahr in July 2005, will become an online brand exclusively and reside on Meredith's new parenthood portal, which will launch in July. The new Internet portal will leverage Meredith's parenthood brands including Parents, American Baby, Family Circle and Child. The last print edition of Child will be the June/July issue.

    "The performance of the group of magazines acquired from Gruner + Jahr continues to exceed our initial expectations, with fiscal 2007 operating profit forecasted to grow more than 20 percent," Lacy said. "These titles had an overall EBITDA margin (earnings before interest, taxes, depreciation and amortization) in the mid- to-high-single digits when acquired. Looking to the intermediate term, we believe that we can improve their EBITDA margin to the mid- to-high teens, which is comparable to most of our legacy magazines."

    WFLI-TV is a CW affiliate in the nation's 86th largest market. Meredith has signed a letter of intent to sell the station and an asset purchase agreement is expected to be signed shortly.

    Guidance
    The actions outlined today will not have a material impact on Meredith's financial performance in fiscal 2007 or fiscal 2008. As previously stated, Meredith expects to report earnings per share of $0.86 to $0.87 in the third fiscal quarter of 2007 before the impact of the one-time charge and tax benefit. For all of fiscal 2007, Meredith continues to expect to report earnings per share 12 to 15 percent higher than the $2.86 earned in fiscal 2006. As is its regular practice, Meredith will update guidance when third- quarter earnings are released on April 25.

    A number of uncertainties remain that can affect Meredith's results going forward. These include overall advertising volatility, the performance of the Company's retail businesses, paper prices, and postal rates. There are a number of additional uncertainties that may affect the Company's fiscal 2007 results and any Company statements in this press release concerning the outlook for future results. These uncertainties are referenced below under "Safe Harbor" and in certain of the Company's SEC filings.

    Safe Harbor
    This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company's operations. Statements in this announcement that are forward-looking include, but are not limited to the Company's earnings per share outlook for the third quarter of fiscal 2007 and the full fiscal year.

    Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing, and/or television viewing patterns; increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and the consequence of acquisitions and/or dispositions. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

    About Meredith Corporation
    Meredith Corporation ( http://www.meredith.com ) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing, and interactive media. Meredith employees more than 3,000 people nationwide. The Meredith Publishing Group features 25 subscription magazines -- including Better Homes and Gardens, Ladies' Home Journal, Family Circle, Parents, More, American Baby, Fitness, and ReadyMade -- and publishes over 200 special interest publications under approximately 80 titles. Meredith owns 14 television stations, including properties in top-25 markets Atlanta, Phoenix, and Portland.

    Meredith has more than 400 books in print and has established marketing relationships with some of America's leading companies including The Home Depot, DIRECTV, DaimlerChrysler, Wal-Mart, and Carnival Cruise Lines. Meredith's consumer database, which contains approximately 85 million names, is one of the largest domestic databases among media companies and enables magazine and television advertisers to target marketing campaigns precisely. Additionally, Meredith has an extensive Internet presence that includes 31 web sites and strategic alliances with leading Internet destinations. Meredith Hispanic Ventures publishes five Spanish-language titles, making Meredith the leading publisher serving Hispanic women in the United States.